Exhibit 21.1

Subsidiaries of Voice Mobility International, Inc.

Voice Mobility Inc. (Canadian Corporation)

Voice Mobility Canada Limited (Canadian Corporation)

VM Sub Limited (Canadian Corporation)

Voice Mobility (US) Inc. (Nevada corporation)